Exhibit 99.1

BioTime Announces Fourth Quarter and Fiscal Year End 2011 Financial Results and Recent Corporate Accomplishments

ALAMEDA, Calif.--(BUSINESS WIRE)--March 14, 2012--BioTime, Inc. (NYSE Amex: BTX), a biotechnology company that develops and markets products in the field of regenerative medicine, today reported financial results for the fourth quarter and year ended December 31, 2011 and highlighted recent corporate accomplishments.

“At the forefront of our corporate strategy is a plan to develop and acquire novel technologies in the stem cell field and to establish one of the broadest sets of capabilities in the industry. We made significant strides towards the accomplishment of that goal through further development of our products and through key strategic acquisitions in 2011. We are now positioned to focus on commercializing these emerging technologies,” said Michael D. West, Ph.D., BioTime's President and CEO. “We are on track to begin human clinical trials in 2012 for HyStem®-Rx as a medical device for the delivery of adipose stem cells for reconstructive surgery and transplantation, and we look forward to providing updates on our progress of this and other important product development programs during 2012, including the PanC-DxTM cancer diagnostic development program.”

Financial Results

Revenue

For the quarter ended December 31, 2011, on a consolidated basis, total revenue was $1.6 million, up $0.2 million or 15% from $1.4 million for the same period one year ago. The increase in revenue year-over-year in the fourth quarter 2011 is primarily attributable to an increase in the sale of research products.

For the full year 2011, total revenue, on a consolidated basis, including royalties from product sales and other revenue, revenue recognition of deferred license fees and grant income, was $4.4 million, up $0.7 million or 18% from $3.7 million in 2010. The increase in revenue is primarily attributable to an increase in grant revenue and a increase in the sale of research products, slightly offset by a decrease in royalties from the sale of Hextend®, BioTime's proprietary blood plasma volume expander used in surgery and trauma care. The grant revenue increase is attributable to a new grant received in 2011 from the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor of Israel and recognized through BioTime’s subsidiary Cell Cure Neurosciences, Ltd. Research products revenue increased as BioTime and its subsidiaries continued to develop a broader line of research products for stem cell research.

Expenses

Total expense for the three months ended December 31, 2011 was $7.1 million, compared to expense of $5.2 million for the fourth quarter of 2010. Operating expenses increased 37% year-over-year in the fourth quarter due to an increase in staffing, stock option compensation, and the expansion of research and development efforts, including additional expenses in the HyStem®-Rx clinical development program and PanC-DxTM cancer diagnostic development program. Expenses of certain BioTime subsidiaries are funded in part by equity investments from the minority shareholders of those subsidiaries.

Total expense for the full year ended December 31, 2011 was $23.0 million, compared to $13.5 million for the full year ended December 31, 2010. The increase in expenses is primarily related to an increase in staffing, stock option compensation, the expansion of research and development efforts, and the operating expenses incurred by businesses acquired by BioTime during 2010 and 2011. In this regard, total expense for 2011 reflects a full year of operation of subsidiaries acquired during the course of 2010 and $2.0 million of amortization expenses related to patent technology of the businesses acquired during 2010 and 2011.

Net Loss

Net loss attributable to BioTime, Inc. for the three months ended December 31, 2011 was $5.1 million or $0.10 per share, compared to a net loss of $3.0 million or $0.06 per share for the same period one year ago. Net loss attributable to BioTime, Inc. for the full year ended December 31, 2011 was $16.5 million or $0.35 per share, compared to a net loss of $11.2 million or $0.28 per share for the full year ended December 31, 2010.

Cash Flow

Net cash used in operating activities was $3.6 million for the three months ended December 31, 2011 compared to $2.8 million for the three months ended December 30, 2010. The increased use of cash reflects the hiring of additional staff and the increased cost of research and development programs in BioTime subsidiaries, including programs expanded through business acquisitions. For the full year ended December 31, 2011, net cash used in operating activities was $13.6 million, compared to $7.7 million for the same period in 2011.

Balance Sheet

Cash and cash equivalents, on a consolidated basis, totaled $22.2 million as of December 31, 2011, compared with $33.3 million as of December 31, 2010. On August 23, 2011, BioTime subsidiary OncoCyte Corporation received a $10 million equity investment. This investment included a $3 million cash investment from a private investor for the issuance of shares of common stock and a $7 million investment from BioTime, which included $1 million in cash and 1,286,174 in BioTime common shares with a market value of $6 million when contributed to OncoCyte. The issuance of the common shares from BioTime to OncoCyte is accounted for as treasury stock on a consolidated basis, but these shares, currently valued at $6.5 million, may be used to fund the future operations of OncoCyte.

Fourth Quarter and Recent Corporate Accomplishments

Advanced Near-Term Product Development

  Successfully completed ISO 10993 biocompatibility studies for HyStem®-Rx. The results of these preclinical studies demonstrated the safety and biocompatibility of HyStem®-Rx. The first clinical application of HyStem®-Rx will be for use with autologous adipose cells to restore subcutaneous tissue lost as a result of injury, oncologic resection, or congenital defects.
  Announced plans for the development of PanC-DxTM, OncoCyte Corporation’s novel diagnostic device to detect the presence of various human cancers (including cancers of the breast, lung, bladder, uterus, stomach, and colon) through blood tests administered during routine check-ups. Initial studies have indicated that PanC-DxTM may be useful for detecting a much wider range of cancer types than those detected by blood tests currently available to clinicians.

Expanded Research Product Offerings

  Announced, with XenneX Inc., the inclusion of cell identification data in GeneCards® 3.07 available at www.genecards.org. The new GeneCards® identifies BioTime’s ACTCellerate™ human embryonic progenitor cell lines that express specific gene expression markers and links users directly to BioTime’s commercial database. GeneCards® is an integrated database of human genes that includes automatically mined genomic, proteomic, and transcriptomic information, with a major focus on functional genomics and the role of genes in diseases.
  Elected to market progenitors of muscle stem cells bearing hereditary diseases. BioTime will produce the products from five human embryonic stem cell lines acquired from Reproductive Genetics Institute. The muscle cell lines display the genes for Duchenne muscular dystrophy, Emery-Dreifuss muscular dystrophy, spinal muscular atrophy Type I, facioscapulohumeral muscular dystrophy 1A, and Becker muscular dystrophy. When developed, the progenitor cell lines will be marketed to researchers seeking new treatment modalities for these diseases.

Advanced R&D Collaborations

  Obtained an exclusive license from The Wistar Institute for technology related to a gene designated as SP100. Wistar Institute researchers have demonstrated pivotal roles for this gene in both cancer and stem cell biology. In conjunction with the license agreement, BioTime agreed to fund research at The Wistar Institute to advance the technology, and will have certain rights to negotiate additional licenses for any technologies invented as a result of the research.
  Entered into a worldwide license agreement with Cornell University for the development and commercialization of technology developed at Weill Cornell Medical College for the differentiation of human embryonic stem cells into vascular endothelial cells. The technology may provide an improved means of generating vascular endothelial cells on an industrial scale, and may be utilized by BioTime and its subsidiaries in a diverse array of products, including products under development at ReCyte Therapeutics, Inc. to treat age-related vascular disease, as well as products being developed at OncoCyte Corporation targeting the delivery of toxic payloads to the developing blood vessels of cancerous tumors.
  Entered into a Sponsored Research Agreement under which scientists at Weill Cornell Medical College will engage in research with three goals: 1) verifying the ability of progenitor cells that are derived by ReCyte Therapeutics, Inc. using its proprietary ACTCellerate™ technology to generate stable populations of vascular endothelial cells, 2) testing the functionality and transplantability of vascular endothelial cells in animal models to see if the transplanted cells generate new vascular tissue, and 3) using Hystem® hydrogels as scaffolds for the three-dimensional propagation of vascular endothelial cells into vascular tissues suitable for transplantation.

Expanded and Strengthened Management Team and Board of Directors

  Appointed Andrew C. von Eschenbach, M.D. to BioTime and OncoCyte Corporation’s Board of Directors. Dr. von Eschenbach is the President of Samaritan Health Initiatives, Inc., a health care policy consultancy, and is an Adjunct Professor at University of Texas MD Anderson Cancer Center. Dr. von Eschenbach served as Commissioner of the Food and Drug Administration from September 2005 to January 2009, after serving as Director of the National Cancer Institute at the National Institutes of Health.
  Appointed Peter S. Garcia as BioTime's Chief Financial Officer. Mr. Garcia served as Chief Financial Officer of six biotech and high-tech companies over the past 16 years, and was instrumental in leading multiple merger and acquisition transactions for those companies.

Key Research Publications and Presentations

  Published in the peer-reviewed journal Stem Cell Research the complete genome sequence analysis of five clinical-grade human embryonic stem cell lines. “Evaluating the Genomic and Sequence Integrity of Human ES Cell Lines: Comparison to Normal Genomes” is the first such analysis of the entire genome of human embryonic stem cell lines and further establishes BioTime’s lead in developing fully characterized cell lines intended for use in the manufacture of therapeutics.
  Presented at the following scientific and investor meetings: GTC 2011 5th Advances in Stem Cell Discovery & Development Conference; Translational Strategies for Tissue Engineering Conference; and the 7th Annual New York Stem Cell Summit.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is developed through subsidiaries focused on specific fields of applications. BioTime develops and markets research products in the field of stem cells and regenerative medicine, including a wide array of proprietary ACTCellerate™ cell lines, culture media, and differentiation kits. BioTime's wholly owned subsidiary ES Cell International Pte. Ltd. has produced clinical-grade human embryonic stem cell lines that were derived following principles of Good Manufacturing Practice and currently offers them for use in research. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences, Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. Cell Cure's minority shareholder Teva Pharmaceutical Industries has an option to clinically develop and commercialize Cell Cure's OpRegen™ retinal cell product for use in the treatment of age-related macular degeneration. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the diagnostic and therapeutic applications of stem cell technology in cancer, including the diagnostic product PanC-DxTM currently being developed for the detection of cancer in blood samples, and therapeutic strategies using vascular progenitor cells engineered to destroy malignant tumors. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's newest subsidiary, LifeMap Sciences, Inc., is developing an online database of the complex cell lineages arising from stem cells to guide basic research and to market BioTime's research products. In addition to its stem cell products, BioTime develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, and technology for use in surgery, emergency trauma treatment and other applications. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements. Additional information about BioTime, ReCyte Therapeutics, Cell Cure, OrthoCyte, OncoCyte, BioTime Asia, LifeMap Sciences, and ESI can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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BIOTIME INC CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$22,211,897	$33,324,924
Inventory	51,174	45,470
Prepaid expenses and other current assets	2,692,303	2,202,284
Total current assets	24,955,374	35,572,678
Equipment, net	1,347,779	710,766
Deferred license and consulting fees	843,944	1,550,410
Deposits	63,082	51,900
Intangible assets, net	18,619,516	15,386,905

TOTAL ASSETS	$45,829,695	$53,272,659

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$2,681,111	$1,929,874
Deferred grant income	261,777	261,777
Deferred license revenue, current portion	203,767	288,306
Total current liabilities	3,146,655	2,479,957
Commitments and contingencies
LONG-TERM LIABILITIES
Deferred license revenue, net of current portion	899,551	1,048,757
Deferred rent, net of current portion	66,688	-
Other long-term liabilities	258,620	318,288
Total long-term liabilities	1,224,859	1,367,045
EQUITY:
Preferred Shares, no par value, authorized 1,000,000 shares; none issued	-	-
Common Shares, no par value, authorized 75,000,000 shares; 50,321,962 and 47,777,701 issued, and 49,035,788 and 47,777,701 outstanding at December 31, 2011 and 2010, respectively	115,144,787	101,135,428
Contributed capital	93,972	93,972
Accumulated other comprehensive (loss)/income	(122,749)	897,338
Accumulated deficit	(80,470,009)	(63,954,509)
Treasury stock at cost: 1,286,174 and nil shares at December 31, 2011 and 2010, respectively	(6,000,000)	-
Total shareholders' equity	28,646,001	38,172,229
Noncontrolling interest	12,812,180	11,253,428
Total equity	41,458,181	49,425,657

TOTAL LIABILITIES AND EQUITY	$45,829,695	$53,272,659

BIOTIME INC CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
	Three Months Ended December 31,		Full Year Ended December 31,
	2011	2010	2011	2010
REVENUES:
License fees	$62,897	$88,207	$263,757	$292,904
Sale of research products and royalty from product sales	405,729	201,682	1,323,824	1,051,071
Grant income	1,162,900	1,127,722	2,767,181	2,336,325

Total revenues	1,631,526	1,417,611	4,354,762	3,680,300

EXPENSES:
Research and development	(4,113,028)	(3,628,264)	(13,699,691)	(8,191,314)
General and administrative	(2,965,683)	(1,542,230)	(9,341,502)	(5,341,119)
Total expenses	(7,078,711)	(5,170,494)	(23,041,193)	(13,532,433)

Loss from operations	(5,447,185)	(3,752,883)	(18,686,431)	(9,852,133)

OTHER INCOME (EXPENSES):
Interest income/(expense), net	104,686	(124,016)	29,727	(124,300)
(Loss)/gain on sale of fixed assets	-	(950)	(6,246)	-
Modification cost of warrants	-	-	-	(2,142,201)
Other income/(expense), net	80,236	157,759	219,067	(68,573)
Total other income/(expense), net	$184,922	$32,793	$242,548	$(2,335,074)

NET LOSS	(5,262,263)	(3,720,090)	(18,443,883)	(12,187,207)
Net loss attributable to the noncontrolling interest	124,449	753,173	1,928,383	1,002,589
Net loss attributable to BioTime, Inc. (1)	$(5,137,814)	$(2,966,917)	$(16,515,500)	$(11,184,618)
Foreign currency translation loss	(118,207)	899,700	(1,020,087)	897,338
COMPREHENSIVE NET LOSS (2)	$(5,256,021)	$(2,067,217)	$(17,535,587)	$(10,287,280)
BASIC AND DILUTED LOSS PER COMMON SHARE (1)	$(0.10)	$(0.06)	$(0.35)	$(0.28)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:BASIC AND DILUTED	50,276,764	46,958,825	47,486,941	40,266,311

(1) Basic and diluted loss per common share is calculated using "Net loss attributable to BioTime, Inc."

(2) Comprehensive net loss includes foreign currency translation gain/(loss) of $696,661 and $(901,881) for the three and nine months ended September 30, 2011, respectively arising entirely from the translation of foreign subsidiary financial information for consolidation purposes and therefore not used in the calculation of basic and diluted loss per common share.

CONTACT:
BioTime, Inc.
Peter Garcia, 510-521-3390 ext. 367
Chief Financial Officer
pgarcia@biotimemail.com
or
Judith Segall, 510-521-3390 ext. 301
jsegall@biotimemail.com